Exhibit 99.1

MICROS Reports Fiscal 2005 First Quarter Results

Revenue, Net Income and EPS Exceed Expectations; Record First Quarter Revenue, Net Income and EPS

        COLUMBIA, Md., Oct. 28 /PRNewswire-FirstCall/ — MICROS Systems, Inc. (Nasdaq: MCRS), a leading supplier of information systems to the hospitality and retail industries, today announced the results for its fiscal 2005 first quarter ended September 30, 2004. Revenue for the quarter was $130.0 million, an increase of $23.5 million, or 22.1%, over the same period last year. Net income for the quarter was $9.7 million, an increase of $4.9 million, or 103.5%, over the year ago first quarter. Earnings per share, on a diluted basis, were $0.50, an increase of $0.25, or 100.0%, over the year ago figure of $0.25 per diluted share.

        Revenue, net income and earnings per share results were records for a first fiscal quarter and also significantly exceeded consensus expectations.

        Tom Giannopoulos, MICROS’s Chairman and CEO, stated: “We are extremely pleased with our financial results for the first quarter and the excellent start of our 2005 fiscal year. During the quarter, we experienced strong demand for our products and services, a trend that bodes well for meeting our objectives for the rest of the fiscal year.”

        MICROS’s guidance for its fiscal 2005 second quarter ending December 31, 2004 is for revenue between $128.0 million and $130.0 million, and net income between $9.0 million and $10.0 million. MICROS’s guidance for its fiscal 2005 year ending June 30, 2005 has been increased to revenue between $535.0 million and $540.0 million, and net income between $45.0 million and $46.0 million.

        MICROS’s stock is traded through NASDAQ under the symbol MCRS. Some of the statements contained herein not based on historic facts are forward-looking statements that involve risks and uncertainties. Some of those uncertainties are: product demand and market acceptance; adverse economic factors; impact of competitive products and pricing on margins; product development delays and technological difficulties; and aggressively controlling expenses. Other risks are indicated in the MICROS Form 10-K and other filings with the Securities and Exchange Commission. MICROS assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

MICROS SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited - in thousands, except per share amounts)

	First Quarter Ended Sept. 30,
Revenue:	2004	2003
Hardware	$39,301	$33,946
Software	22,878	17,838
Service	67,783	54,633
Total revenue	129,962	106,417
Cost of sales:
Hardware	26,211	23,742
Software	5,169	5,004
Service	33,448	25,536
Total cost of sales	64,828	54,282

Gross margin	65,134	52,135

Selling, general and administrative expenses	41,068	35,562
Research and development expenses	6,711	6,174
Depreciation and amortization	2,401	2,317
Total operating expenses	50,180	44,053

Income from operations	14,954	8,082

Non-operating income, net	429	155

Income before taxes, minority interests,

and equity in net earnings of affiliates	15,383	8,237

Income tax provision	5,538	3,336

Income before minority interests and equity

in net earnings of affiliates	9,845	4,901

Minority interests and equity in net earnings
of affiliates	(184)	(154)
Net income	$9,661	$4,747

Net income per common share:
Basic	$0.53	$0.26
Diluted	$0.50	$0.25

Weighted-average number of shares outstanding:
Basic	18,334	18,036
Diluted	19,309	18,940

MICROS SYSTEMS, INC.
CONSOLIDATED BALANCE SHEET
(Unadudited - in thousands)

	September 30,	June 30,
	2004	2004
ASSETS

Current assets:
Cash and cash equivalents	$98,952	$91,451
Accounts receivable, net	102,162	101,367
Inventories, net	38,273	36,095
Deferred income taxes	9,905	9,396
Prepaid expenses and other current assets	16,685	16,242
Total current assets	265,977	254,551

Property, plant and equipment, net	20,150	19,550
Deferred income taxes, non-current	24,393	24,288
Goodwill, net	70,813	70,715
Intangible assets, net	5,321	5,476
Purchased and internally developed software
costs, net	41,226	41,112
Other investments	413	415
Other assets	2,664	2,785
Total assets	$430,957	$418,892

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Bank lines of credit	$2,493	$2,481
Current portion of capital lease obligations	181	139
Accounts payable	24,473	29,681
Accrued expenses and other current liabilities	53,081	58,693
Income taxes payable	2,351	1,541
Deferred income taxes	333	512
Deferred service revenue	53,596	43,019
Total current liabilities	136,508	136,066

Capital lease obligations, net of current portion	167	166
Deferred income taxes, non-current	15,547	15,544
Other non-current liabilities	1,431	1,401
Commitments and contingencies
Minority interests	2,881	2,742

Shareholders’ equity:
Common stock	459	457
Capital in excess of par	70,545	71,525
Retained earnings	195,321	185,660
Accumulated other comprehensive loss	8,098	5,331
Total shareholders’ equity	274,423	262,973

Total liabilities and shareholders’ equity	$430,957	$418,892

SOURCE MICROS Systems, Inc.

     -0-                                    10/28/2004

     /CONTACT: Peter J. Rogers, Jr., Vice President, Investor Relations of
MICROS Systems, Inc., +1-443-285-8059 or progers@micros.com/

   /Web site: http://www.micros.com/
  (MCRS)

CO: MICROS Systems, Inc.
ST: Maryland
IN: CPR STW
SU: ERN